Exhibit 99.2

Outlook
"While it appears that the recession in the manufacturing sector has bottomed out, we have yet to see convincing signs of a recovery," Brown said. "Orders from our continuing businesses were flat compared to the first quarter and, in fact, have been at roughly the same level for the past several quarters. Since visibility is poor, we are not counting on a significant pickup in demand for the rest of this year. Nevertheless, thanks to our aggressive cost-reduction efforts, we expect to narrow our loss in the third quarter and approach break-even in the fourth.

"As for the longer term, Milacron is becoming a more focused, leaner, and financially stronger company. As a result, we have renewed optimism that, by concentrating our resources on the businesses where we are best positioned, namely plastics and industrial fluids, we can create and maximize shareholder value in the long run," Brown said.

Estimates and Projections for Financial Modeling Reflects Widia, Werkö and Valenite as Discontinued Operations		Updated: July 24, 2002

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

	Quarter Ended	Year Ended

(In millions)	Sept. 30, 2002	Dec. 31, 2002

Projected Profit & Loss Items
Sales	$185-200	$730-770
Plastics technologies	145-155	570-600
Metalworking technologies	40-45	160-170
Segment earnings
Plastics technologies	0-2	6-9
Metalworking technologies	1-2	4-6
Corporate and unallocated expenses(1)	5-6	19-20
Restructure charge before-tax	1-2	9-11
Interest expense (2)	6-7	24-27
Tax credit
Related to operations	(2)-(4)	(9)-(11)
Related to restructuring costs	0-(1)	(3)-(4)
After-tax minority interest	—	0.5-1
Discontinued operations - net (2)
From operations	(4)-(5)	(14)-(15)
Gain on sale	27-30	12-15
Average diluted shares outstanding	33.5	33.5

Projected Cash Flow & Balance Sheet Items
Depreciation	7-8	27-29
Working capital - increase (decrease) (3)	0-(5)	(25)-(30)
Capital expenditures	4-5	14-16
Cash restructuring	1-3	12-15
Total debt - net of cash	200-230	200-230
Debt-to-capital ratio (4)	43-44%	49-51%
Net Debt-to-capital ratio (4)	33-34%	42-44%

Comments & Explanations

Assumes the sale of Widia and Werkö with a closing date of July 31, 2002, and Valenite with a closing date of September 30,2002, and the treatment of those businesses as discontinued operations. Also assumes current foreign exchange rates and no further acquisitions or divestitures.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Discontinued operations - net
From operations Represents the after-tax operating results of Widia, Werkö and Valenite, which include allocated interest expense of $3.3 million before-tax ($2.1 million after-tax) in the first quarter, $3.5 million before-tax ($2.9 million after-tax) in the second quarter, $2.1 million before-tax ($1.3 million after-tax) in the third quarter, and $8.9 million before-tax ($6.3 million after-tax) for the year.
Gain on sale Represents the estimated loss on sale of Widia and Werkö of $21.8 million before-tax ($15.3 million after-tax) in the second quarter and the estimated gain on the sale of Valenite of $45 to $50 million before-tax ($27 to $30 million after-tax) in the third quarter.
3	Working Capital =inventory + receivables - trade payables - advance billings
4	Debt-to-capital & Net debt-to-capital ratio Includes the anticipated write-down of goodwill in the fourth quarter, estimated between $140 to $165 million after-tax, and effects of the divestitures.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.